UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 28, 2017
COMSTOCK MINING INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)
1200 American Flat Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: (775) 847-5272
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 28, 2017, Comstock Mining Inc. (the “Company”) announced that it intends to exercise its rights pursuant to that certain equity purchase agreement dated as of April 7, 2017, as amended (the “Purchase Agreement”), by and between the Company and Leviston Resources LLC (“Leviston”), to sell of up to an additional $4,000,000 shares of the Company’s common stock from time to time, at the Company’s option, on terms deemed favorable to the Company. Any shares offered and sold will be issued pursuant to the Company’s shelf registration statement on Form S-3 (and the related prospectus) declared effective by the SEC on February 5, 2016.

Sales of common stock, if any, under Agreement may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, at a discount of 10.0% to the volume weighted average sales price of the common stock on the date that Leviston receives a capital call from the Company.

Pursuant to the Purchase Agreement, the Company agreed to deliver additional shares of common stock with value of $200,000 to Leviston, for no additional consideration, on the first settlement date with respect to a put notice delivered by the Company. The Company agreed to pay $20,000 to Leviston for a due diligence fee.

The opinion of the Company’s counsel regarding the validity of the shares is also filed herewith as Exhibit 5.1. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the shares, nor shall there be an offer, solicitation or sale of the shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

5.1	Opinion of McDonald Carano LLP regarding the validity of the Shares.
23.1	Consent of McDonald Carano LLP (included in Exhibit 5.1)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK MINING INC.

Date: December 28, 2017	By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis Title: President, Chief Executive Officer and Executive Chairman

EXHIBIT INDEX

5.1	Opinion of McDonald Carano Wilson LLP.
23.1	Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1).